EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders' of
Bering Exploration, Inc.

We consent to the incorporation by reference in this Registration Statement of Bering Exploration, Inc., on Form S-8 to be filed with the Commission on or about April 15, 2013 of our Report of Independent Registered Public Accounting Firm dated July 9, 2012 covering the consolidated balance sheet of Bering Exploration, Inc. as of March 31, 2012, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended.

LBB & Associates, Ltd., LLP

Houston, Texas
April 15, 2013